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                                                                  EXHIBIT 8.2


                 [KRAMER, LEVIN, NAFTALIS & FRANKEL LETTERHEAD]

                                November 5, 1997




Kroll Holdings, Inc.
900 Third Avenue
New York, New York 10027

Ladies and Gentlemen:



            We have acted as counsel to Kroll Holdings, Inc., a Delaware corporation ("Kroll"), in connection with the planned merger (the "Merger") with and into Kroll of VDE, Inc., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of The O'Gara Company, an Ohio corporation ("O'Gara"), pursuant to a Plan and Agreement to Merge VDE, Inc. with and into Kroll Holdings, Inc., dated as of August 8, 1997 by and among O'Gara, Kroll, Merger Sub, and Jules Kroll (the "Merger Agreement").


            For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), as amended, filed by O'Gara with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by Kroll, O'Gara, and certain shareholders of Kroll (the "Certified Representations"), and upon certain statements and representations contained in the Merger Agreement and the Proxy Statement/Prospectus, which we have neither investigated nor verified. We have assumed that such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements

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KRAMER, LEVIN, NAFTALIS & FRANKEL

Kroll Holdings, Inc.
October 22, 1997
Page 2


and representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.


            In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of Delaware; (iii) each of Kroll, O'Gara, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder; (iv) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms; and (v) there are no shareholders that own, at the Effective Time (as defined in the Merger Agreement), more than 1% of the outstanding stock of Kroll, other than those shareholders that have made Certified Representations or as to whom we have knowledge. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by Kroll, O'Gara, Merger Sub, or, to our knowledge, any other person, as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.


            Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that (i) the Merger of Merger Sub with and into Kroll will be a tax-free reorganization within the meaning of section 368(a) of the Code and
(ii) the statements contained in the section of the Proxy Statement/Prospectus entitled "The Merger -- Certain Federal Income Tax Consequences," are correct.

            No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

            We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the captions
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KRAMER, LEVIN, NAFTALIS & FRANKEL

Kroll Holdings, Inc.
October 22, 1997
Page 3


"The Merger -- Certain Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of said Act.



            This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement.



                                    Very truly yours,


                                    /s/ Kramer, Levin, Naftalis & Frankel